EXHIBIT 15

            Letter Regarding Unaudited Interim Financial Information


To the Board of Directors
AquaPenn Spring Water Company, Inc.:

     Re: Registration Statement No. 333-49123 and No. 333-51659

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 8, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

Very truly yours,


KPMG PEAT MARWICK LLP


State College, PA
May 8, 1998